Exhibit (1)(a)(L)

March 2023 Stock Options Equity Exchange

2 Agenda ▪ What is a stock option exchange? ▪ Why offer a stock option exchange? ▪ Eligibility ▪ How a stock option exchange works ▪ Exchange ratio ▪ New options terms ▪ Example of participating vs. not participating ▪ Break - even calculator ▪ Examples of how to use the break - even calculator ▪ Timeline ▪ Process ▪ Demo (screenshots here) ▪ Important disclaimers Confidential – for ADC Therapeutics Internal Use Only

3 What is a Stock Option Exchange Offer The offer to exchange underwater options for new ‘at the money’ options Confidential – for ADC Therapeutics Internal Use Only

4 Stock Options Exchange Why are we offering this exchange? ▪ Employees are our most valuable asset at ADC Therapeutics and the company is committed to rewarding employees for their contributions to the company’s success ▪ The current stock price has dipped below the grant price for many employee’s stock options and in the near - term these options will likely not provide the value we had hoped for ▪ The stock option exchange will give you the opportunity to trade in options that are priced much higher than the current share price (“under water”) for fewer options that are closer to the current price of our stock Having options that are closer to our current stock prices gives employees the potential to realize value from the options sooner Confidential – for ADC Therapeutics Internal Use Only

5 Eligibility ▪ Active employees ▪ Must be employed by ADC Therapeutics at the beginning and end of the offering period ▪ Stock options must be priced ≥ $8.00 ▪ Vested and non - vested options are eligible, as long as they are outstanding (not exercised or cancelled) ▪ Senior leadership team and members of the board of directors are not eligible Confidential – for ADC Therapeutics Internal Use Only

6 How the Stock Options Exchange Works ▪ The program provides you with an opportunity to exchange eligible, existing, underwater options for new options during the open window that is called the “Tender Offer Period” which runs from March 6th through April 3rd . ▪ “Underwater” option is an option whose grant price (also known as option price, exercise price and strike price – these are all synonyms) is above or higher than the current trading price of the stock. ▪ The strike price of the new options will be the closing stock price on April 4, 2023 ▪ The expiration date of the replacement options is unchanged (i.e. 10 years after the original grant date) ▪ Vesting – all new options received through the exchange will have one - year of vesting added to the vesting schedule; even if an option has already vested a year of vesting is added on ▪ This is a one - time offer ▪ This program is completely voluntary Confidential – for ADC Therapeutics Internal Use Only

7 Exchange Ratio Strike Price Exchange Ratio $8.00 - $14.00 1.75 $14.01 - $17.00 2.00 $17.01 - $20.00 2.50 $20.01 - $25.00 2.75 $25.01 - $30.00 3.00 $30.01 - $50.00 3.50 # of current options Exchange Ratio # of replacement options Confidential – for ADC Therapeutics Internal Use Only

8 Options Exchange Conversion Examples ▪ If you have 125 options @12.10 125 ÷ 1.75 = 71 options @ new price on April 4 th ▪ If you have 200 options @ $18.26 200 ÷ 2.50 = 80 @ new price on April 4 th ▪ If you have 175 options @ $32.57 175 ÷ 3.50 = 50 @ new price on April 4 th Strike Price Exchange Ratio $8.00 - $14.00 1.75 $14.01 - $17.00 2.00 $17.01 - $20.00 2.50 $20.01 - $25.00 2.75 $25.01 - $30.00 3.00 $30.01 - $50.00 3.50 # of current options Exchange Ratio # of replacement options Remember – when the offer period closes on April 3 rd , your decision is locked! Confidential – for ADC Therapeutics Internal Use Only

9 New Option Terms Vesting Schedule ▪ If you're currently fully vested in some or all your stock options , you'll have to hold your replacement options (for your vested options) for an additional 12 months before you are eligible to exercise them (i.e. they will be exercisable on April 4, 2024). ▪ For any of your options that are not vested the vesting period resets, so you need to add an additional 12 months to every original vesting date (i.e. if you have options that vest on June 17 th 2023, they would now vest on June 17 th 2024) Confidential – for ADC Therapeutics Internal Use Only

10 Hypothetical Option Exchange Example If participating in the exchange program Confidential – for ADC Therapeutics Internal Use Only Grant Date Options Granted Exercise Price Expiration Date Vested Options Unvested Options 4/1/2020 4,800 $18.75 4/1/2030 3,600 (75% Vested) 1,200 (25% Unvested) Original Option Grant Exchange Date New Options Exercise Price 1 Expiration Date Vested Options Unvested Options 4/4/2023 1,920 (2.5x ratio) $4.00 4/1/2030 0 (0% Vested) 1,920 (100% Unvested) New Vesting Schedule (+1 year) Vest Date Options Vesting 4/4/2024 1,440 5/1/2024 40 6/1/2024 40 7/1/2024 40 8/1/2024 40 9/1/2024 40 10/1/2024 40 11/1/2024 40 12/1/2024 40 1/1/2025 40 2/1/2025 40 3/1/2025 40 4/1/2025 40 New Option Terms if Participating in Exchange 1 Assumes a closing ADCT stock price of $4.00 on April 4, 2023; actual exchange price may be higher or lower Previously vested options will vest on 4/4/2024 All other options will vest one year after the original vest date Original Vesting Schedule Vest Date Options Vesting Veste d Options as of 4/1/2023 3,600 5/1/2023 100 6/1/2023 100 7/1/2023 100 8/1/2023 100 9/1/2023 100 10/1/2023 100 11/1/2023 100 12/1/2023 100 1/1/2024 100 2/1/2024 100 3/1/2024 100 4/1/2024 100

11 Hypothetical Option Exchange Example If not participating in the exchange program Confidential – for ADC Therapeutics Internal Use Only Grant Date Options Granted Exercise Price Expiration Date Vested Options Unvested Options 4/1/2020 4,800 $18.75 4/1/2030 3,600 (75% Vested) 1,200 (25% Unvested) Original Vesting Schedule Vest Date Options Vesting Veste d Options as of 4/1/2023 3,600 5/1/2023 100 6/1/2023 100 7/1/2023 100 8/1/2023 100 9/1/2023 100 10/1/2023 100 11/1/2023 100 12/1/2023 100 1/1/2024 100 2/1/2024 100 3/1/2024 100 4/1/2024 100 Original Option Grant Grant Date Options Granted Exercise Price Expiration Date Vested Options Unvested Options 4/1/2020 4,800 $18.75 4/1/2030 3,600 (75% Vested) 1,200 (25% Unvested) If Not Participating in Exchange (No Change in Terms) Keep Original Vesting Schedule Vest Date Options Vesting Veste d Options as of 4/1/2023 3,600 5/1/2023 100 6/1/2023 100 7/1/2023 100 8/1/2023 100 9/1/2023 100 10/1/2023 100 11/1/2023 100 12/1/2023 100 1/1/2024 100 2/1/2024 100 3/1/2024 100 4/1/2024 100

12 Break Even Calculator – Example for Illustrative Purposes Only Example # 1: Option granted in April 2020 with $18.75 strike price Confidential – for ADC Therapeutics Internal Use Only *Below the Breakeven Price, new (exchanged) options would have more value.* *Above the Breakeven Price, original (not exchanged) options would have more value.*

13 Example # 2: Option granted in April 2021 with $25.52 strike price Break Even Calculator – Example for Illustrative Purposes Only Confidential – for ADC Therapeutics Internal Use Only *Below the Breakeven Price, new (exchanged) options would have more value.* *Above the Breakeven Price, original (not exchanged) options would have more value.*

14 Timeline For Exchange Confidential – for ADC Therapeutics Internal Use Only

15 Process ▪ You will receive an email with election account opening details ̶ We'll demo this shortly ▪ You can go to the web portal exchange.awardtraq.com as often as you want and change your 'current' election until it closes ̶ The deadline closes at 4 p.m. on April 3 rd Reminder ▪ Grant price determined by the April 4th closing stock price ▪ Final exchange statements will be sent out approximately the week of April 17 th ▪ YOU MUST ACCEPT your new grant when delivered via Shareworks system in in April (same process as all standard grants) ▪ For questions contact the People Team at hr@adctherapeutics.com Confidential – for ADC Therapeutics Internal Use Only Remember – participation is voluntary

16 Demo ▪ If you are eligible, you will receive an e - mail from AwardTraq Exchange (noreply@awardtraq.com) ▪ If you would like to participate in the exchange, click the link in the email to set up your log in to the portal using your ADCtherapeutics.com e - mail only ̶ Your outstanding options are linked to your work email, so you cannot use your personal email to log in Confidential – for ADC Therapeutics Internal Use Only

17 Step 1: Click the link in the email from the AwardTraq Exchange Portal and set up your password Step 2: Log on to the portal and review the terms of the option exchange offer Confidential – for ADC Therapeutics Internal Use Only

18 Step 3: View your outstanding options that are eligible for the exchange. Step 4: For each option grant, make your selection on whether you would like to exchange or not, and click “Submit” to save your election . Confidential – for ADC Therapeutics Internal Use Only

19 Step 5: Review the confirmation page, verify your elections, and revise if desired. Step 6: To change your elections before the tender offer closes, log in to exchange.awardtraq.com, click “View confirmation page”, click “Revisit my elections” , and update. Confidential – for ADC Therapeutics Internal Use Only

20 Important Considerations ▪ Review all the documents ▪ Consider all the risk factors, including: ▪ Vested options will be exchanged for unvested options ▪ Increased vesting period may result in increased risk of forfeiture ▪ If your employment with ADCT terminates before your options vest, you will receive no value from the unvested options ▪ Participation does not guarantee future employment ▪ Consult with your financial, legal and/or tax advisors to assess the benefits and risks of the program Confidential – for ADC Therapeutics Internal Use Only

21 Important Disclaimer (slide 1 of 2) ▪ The exchange offer is made pursuant to a Tender Offer Statement on Schedule TO, including an Offer to Exchange Eligible Options for New Options, filed with the SEC ▪ ADC Therapeutics and its employees cannot provide you with financial advice or guidance. ▪ The materials in this presentation speak in general terms. Award terms are based on the details in our compensation plan documents and your award contracts. You need to refer to your specific situation for the authoritative terms of your awards. We cannot give you legal, investing, financial, or tax advice, and your tax treatment may vary. Please talk to your own professional advisors if necessary. Participation in the Exchange Offer is entirely your decision, and should be made based o n your personal circumstances. ▪ This presentation is not complete. For the full terms of the Exchange Offer, please refer to the Schedule TO and other documents that are (1) available on our website at https://ir.adctherapeutics.com/sec - filings/default.aspx and (2) available on the SEC website at sec.gov. ▪ All numerical examples and stock prices are examples only, and do not represent actual eligible awards. We cannot predict future stock prices, which may be higher or lower than the current stock price. ▪ Participation in the stock option exchange is voluntary. ▪ If you have unanswered questions about your particular financial situation you are advised to contact a finance professional outside of ADC Therapeutics For general questions about the mechanics of the plan – please send your questions to the People Team - HR@adctherapeutics.com Confidential – for ADC Therapeutics Internal Use Only

22 ▪ ADC Therapeutics has not authorized anyone to give you any information or to make any representation in connection with the exchange offer other than the information and representations contained in the offering documents or in the related election forms. If anyone makes any recommendation or representation to you or gives you any information, you should not rely upon that recommendation, representation, or information as having been authorized by ADC Therapeutics. Important Disclaimer (slide 2 of 2) Confidential – for ADC Therapeutics Internal Use Only

APPENDIX

24 Q&A QUESTION ANSWER Is there a penalty if I choose not to participate? No. The program is voluntary. I am fully vested in my existing options, does this mean I am vested in the replacement options No. You will have to hold your new options for 12 months before you can exercise them. I am partially vested in my options, what does that mean for me? For vested options, you will need to hold them for 12 months before you can exercise them. For unvested options, you will need to add 12 months to each original vesting date. I was granted stock options on different dates. Do they have the same exchange ratio and remaining vesting period? Not necessarily. Different grants may have different exchange ratios. Refer to the Ratio Table for the correct ratio for each grant. Check with Shareworks for the vesting schedule for each stock option grant.

25 Q&A QUESTION ANSWER Are RSUs included in this program? No. Is there a tax consequence for opting into the Stock Option Exchange Program? There is generally no U.S. federal income tax or U.K. or Swiss income tax implications until the options are exercised. Is this a one - time offer or will I have another chance to exchange my options? As of now, this is a one - time offer to exchange your options. How many days do I have to decide? You have 21 business days. The election period will run from March 6th – April 3, 2023. Who should I contact if I have more questions? The People Team hr@adctherapeutics.com Confidential – for ADC Therapeutics Internal Use Only

26 Glossary of Terms ▪ ADCT - ADC Therapeutics is listed on the New York Stock Exchange (NYSE) as ADCT ▪ Award/Grant - A non - cash employee incentive ▪ Exchange - An opportunity to exchange a current option for a new option with different terms ▪ Exercise - A purchase of company stock at the option exercise price ▪ Exercise Price - The price at which the employee has the option to purchase company stock ▪ Expiration - The date by which options must be exercised before they expire ▪ Option - An award that gives an employee the right to purchase company stock at a set price for a limited period of time ▪ Option Exchange - an opportunity for eligible employees with eligible underwater option grants to exchange their options for new ones Stock/Share ▪ Tender Offering - The offer from the company to exchange the current option for an option with different terms ▪ Underwater Option - an option whose exercise price, as stated in your grant agreement, is above the current trading price of the stock ▪ Vesting Schedule - the period in which an option becomes exercisable Confidential – for ADC Therapeutics Internal Use Only

March 2023 Stock Options Equity Exchange